Exhibit 23.2

Consent of Independent Auditor

We consent to the use in this Registration Statement (No. 333-206454) on Form S-3 of Tiptree Financial Inc. of our report dated March 17, 2015, relating to our audit of the consolidated financial statements of Fortegra Financial Corporation as of and for the year ended December 31, 2013. We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ McGladrey LLP

Jacksonville, Florida
September 17, 2015